Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-148638 on Form N-2 of our report dated March 12, 2010, relating to the financial statements and financial highlights of BlackRock Kelso Capital Corporation (the “Company”) appearing in the Prospectus, which is part of this Registration Statement and our report dated March 19, 2010, relating to the senior securities table of the Company appearing in the Registration Statement.

We also consent to the references to us under the headings “Selected Financial Data,” “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

March 19, 2010